UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2012

WESCO International, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-14989

Delaware	25-1723342
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219	(412) 454-2200
(Address of principal executive offices)	(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 17, 2012, WESCO International, Inc. (the “Company”) announced that through a wholly-owned subsidiary, WDCC Enterprises Inc. (the “Purchaser”), it entered into a Share Purchase Agreement (the “Agreement”) to acquire EECOL Electric Corporation, headquartered in Calgary, Alberta, Canada, and various affiliated companies.
The aggregate purchase price is CAD$1.14 billion, subject to adjustments as set forth in the Agreement, including an adjustment for closing working capital less other debt, certain liabilities and transaction expenses.
The acquisition is expected to be funded by utilizing proceeds of approximately $750 million from a new institutional term loan, with both U.S. and Canadian tranches, to be entered into on or before closing, as well as through the Company's existing credit facilities by increasing the principal amount available under the revolving credit facility by $200 million and by accessing additional availability under the existing accounts receivable securitization.
Consummation of the transaction is subject to a number of conditions, including, but not limited to, the receipt of required regulatory approvals. Closing is expected to occur in the fourth quarter of 2012.
The foregoing is a summary of the Agreement and not a complete discussion of the Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Agreement attached to this Current Report as Exhibit 2.1, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit 2.1
Share Purchase Agreement dated October 15, 2012 between WDDC Enterprises Inc., certain shareholders of Jarich Holdings Ltd, EESA Corp. and EECOL Holdings Ltd., EECOL Holdings Ltd., Jarich Holdings Ltd., EESA Corp., EESA Holdings Ltd. and EECOL Electric Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2012	WESCO INTERNATIONAL, INC.
(Date)
/s/ Kenneth S. Parks
Kenneth S. Parks
Vice President and Chief Financial Officer